CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm" and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated October 28, 2014 with respect to Dreyfus International Value Fund for the fiscal year ended August 31, 2014 and dated November 25, 2014 with respect to Dreyfus International Equity Fund for the fiscal year ended September 30, 2014, which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus International Equity Fund.

/s/ ERNST & YOUNG LLP

New York, New York
August 3, 2015